As filed with the Securities and Exchange Commission on July 2, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCHER-DANIELS-MIDLAND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-0129150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Archer-Daniels-Midland Company 2020 Incentive Compensation Plan

(Full Title of the Plan)

D. Cameron Findlay

Senior Vice President, Secretary and General Counsel

Archer-Daniels-Midland Company

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

(217) 424-5200

(Name, Address and Telephone Number of Agent for Service)

Copy to:

W. Morgan Burns

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value	16,254,130	$39.29	$638,624,768	$82,894

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock that become issuable under the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan by reason of any stock dividend, stock split, reverse stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)

Offering price estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the registrant’s common stock as quoted on the New York Stock Exchange on June 26, 2020.

EXPLANATORY NOTE

On May 7, 2020 (the “Effective Date”), the stockholders of Archer-Daniels-Midland Company (the “Company”) approved the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan (the “2020 Plan”). As of the Effective Date, 16,254,130 shares of the Company’s common stock, no par value (“Common Stock”), were available for issuance under the 2020 Plan. The number of shares of Common Stock available for issuance under the 2020 Plan will be increased by the number of shares subject to awards (made under the 2020 Plan or that were outstanding under the Archer-Daniels-Midland Company Amended and Restated 2009 Incentive Compensation Plan (the “2009 Plan”) or the Archer-Daniels-Midland Company Amended and Restated 2002 Incentive Plan (the “2002 Plan”)) that expire, are forfeited, cancelled or are settled in cash. The Company’s authority to grant new awards under the 2009 Plan terminated upon stockholder approval of the 2020 Plan on the Effective Date.

The purpose of this registration statement is to register the 16,254,130 shares being registered for the first time pursuant to the 2020 Plan. Additional shares of Common Stock registered under the 2009 Plan or the 2002 Plan may become available for future grants under the 2020 Plan if awards made under the 2009 Plan or the 2002 Plan that were outstanding on the Effective Date expire, are forfeited, cancelled or are settled in cash. Such shares may be registered for issuance under the 2020 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed (File No. 1-44) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated by reference in this Registration Statement:

(a)

The Annual Report on Form 10-K of the Company for the fiscal year ended December  31, 2019 (which incorporates by reference certain portions of the Company’s Definitive Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders);

(b)	The Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2020;

(c)	The Current Reports on Form 8-K of the Company filed with the Commission on March 27, 2020 and May 12, 2020;

(d)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(e)	The descriptions of the Company’s common stock contained in its registration statements and reports filed with the Commission.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director, officer, employee or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him or her (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director’s or officer’s litigation expenses, including by means of a mandatory charter or by-law provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, the General Corporation Law of the State of Delaware provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Article Fourteenth of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company each provide for the indemnification of the directors and officers of the Company and limit the personal monetary liability of directors of the Company to the fullest extent permitted by current Delaware law. The Company has also entered into indemnification contracts with certain of its directors and officers. The Company also maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibit Index.

	Description	Manner of Filing

4.1	Composite Certificate of Incorporation, as amended	Incorporated by reference to Exhibit (3)(i) to the Company’s Form 10-Q for the quarter ended September 30, 2001 (File No. 1-44)

4.2	Bylaws, as amended through May 1, 2019	Incorporated by reference to Exhibit 3.ii to the Company’s Form 8-K filed on May 7, 2019 (File No. 1-44)

4.3	ADM 2020 Incentive Compensation Plan	Incorporated by reference to Annex B to the Company’s proxy statement filed on March 25, 2020 (File No. 1-44)

4.4	Description of Securities of Registrant	Incorporated by reference to Exhibit (4)(i) to the Company’s Form 10-K for the fiscal year ended December 31, 2019 (File No. 1-44)

5	Opinion of Faegre Drinker Biddle & Reath LLP, counsel for the Company	Filed electronically herewith

23.1	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5 to this Registration Statement)	Included in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Filed electronically herewith

24	Powers of Attorney	Included on signature page

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois on the 2nd day of July, 2020.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ R. G. Young
R. G. Young
Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 2, 2020 by the following persons in the capacities indicated, including a majority of the registrant’s directors:

Name	Title

* J. R. Luciano	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ R. G. Young R. G. Young	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ J. P. Stott J. P. Stott	Group Vice President, Finance and Corporate Controller (Principal Accounting Officer)

* M. S. Burke	Director

* T. K. Crews	Director

* P. Dufour	Director

* D. E. Felsinger	Director

* S. F. Harrison	Director

* P. J. Moore	Director

* F. J. Sanchez	Director

* D. A. Sandler	Director

* L.Z. Schlitz	Director

* K. R. Westbrook	Director

*By:	/s/ D. C. Findlay
D. C. Findlay
Senior Vice President, General Counsel & Secretary and Attorney-in-Fact